As filed with the Securities and Exchange Commission on December 19, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INMED PHARMACEUTICALS INC.

(Exact name of registrant as specified in its charter)

British Columbia	98-1428279
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

Suite 1445 - 885 W. Georgia Street

Vancouver, B.C. V6C 3E8

Canada

Telephone: (604) 669-7207

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

InMed Pharmaceuticals Inc. Amended 2017 Stock Option Plan

(Full title of the plan)

Registered Agent Solutions, Inc.

1100 H Street NW

Suite 840

Washington, DC 20005

Telephone: (888) 705-7274

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Eric A. Adams Chief Executive Officer InMed Pharmaceuticals Inc. Suite 1445 - 885 W. Georgia Street Vancouver, B.C. V6C 3E8 Canada Telephone: (604) 669-7207	Jared D. Kaplan, Esq. Norton Rose Fulbright US LLP 1045 W. Fulton Market, Ste 1200 Chicago, IL 60607 Telephone: (312) 964-7800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

The purpose of this Registration Statement on Form S-8 (this “Registration Statement”) is to register an additional 60,000 common shares, no par value (the “Common Shares”), of InMed Pharmaceuticals Inc. (the “Company”), for allotment under the InMed Pharmaceuticals Inc. Amended 2017 Stock Option Plan (the “2017 Stock Option Plan”). Effective December 18, 2024, the board of directors of the Company approved the reservation of an additional 60,000 Common Shares for allotment under the 2017 Stock Option Plan.

On November 14, 2024, the Company effected a one-for-twenty (1-for-20) reverse stock split of the Company’s issued and outstanding Common Shares (the “2024 Reverse Stock Split”). As a result of the 2024 Reverse Stock Split, every twenty Common Shares issued and outstanding as of November 14, 2024 were combined into one Common Share. The number of Common Shares issuable pursuant to the 2017 Stock Option Plan were also adjusted proportionally as a result of the 2024 Reverse Stock Split. The 2024 Reverse Stock Split resulted in the number of issued and outstanding Common Shares being reduced from 14,361,550 to approximately 718,078 Common Shares on a non-diluted basis, and each shareholder held the same percentage of Common Shares outstanding immediately after the 2024 Reverse Stock Split as such shareholder held immediately prior to the 2024 Reverse Stock Split. As previously reported by the Company, the Company additionally conducted a one-for-twenty five (1-for-25) reverse stock split of the Company’s issued and outstanding Common Shares effective on September 7, 2022 (the “2022 Reverse Stock Split” and together with the 2024 Reverse Stock Split, the “Share Consolidations”). The number of Common Shares represented herein, including in this Explanatory Note, reflect the completion of the Share Consolidations.

In accordance with General Instruction E of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), the contents of (i) the Company’s Registration Statement on Form S-8 (File No. 333-253912), filed with the Securities and Exchange Commission (the “Commission”) on March 5, 2021, to register 2,088 Common Shares for issuance pursuant to the 2017 Stock Option Plan, as amended, (ii) the Company’s Registration Statement on Form S-8 (File No. 333-260323), filed with the Commission on October 18, 2021, to register an additional 1,600 Common Shares for issuance pursuant to the 2017 Stock Option Plan, as amended, (iii) the Company’s Registration Statement on Form S-8 (File No. 333-268356), filed with the Commission on November 14, 2022, to register an additional 4,000 Common Shares for issuance pursuant to the 2017 Stock Option Plan, and (iv) the Company’s Registration Statement on Form S-8 (File No. 333-276212), filed with the Commission on December 22, 2023, to register an additional 35,000 Common Shares for issuance pursuant to the 2017 Stock Option Plan, are each incorporated herein by reference, except to the extent supplemented, amended and superseded by the information set forth herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents, which have been previously filed with the Commission, are incorporated by reference into this Registration Statement:

●	our Annual Report on Form 10-K for the fiscal year ended June 30, 2024, filed with the Commission on September 30, 2024;

●	our Definitive Proxy Statement on Schedule 14A, filed with the Commission on October 28, 2024;

●	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, filed with the Commission on November 14, 2024;

●	our Current Reports on Form 8-K, filed with the Commission on July 30, 2024, August 20, 2024, August 21, 2024, September 20, 2024, September 26, 2024, September 30, 2024, October 23, 2024, October 24, 2024, October 28, 2024, November 5, 2024, November 12, 2024, November 15, 2024, November 20, 2024, December 18, 2024 and December 19, 2024; and

●	the description of our common shares in our Registration Statement on Form 8-A filed with the Commission on November 5, 2020, including any subsequent amendment thereto filed for the purpose of updating such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the filing of a post-effective amendment that (i) indicates that all securities offered under this Registration Statement have been sold, or (ii) deregisters all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents. In no event, however, will any information that we disclose under Item 2.02 or Item 7.01 (and any related exhibits) of any Current Report on Form 8-K that we may from time to time furnish to the Commission be incorporated by reference into, or otherwise become a part of, this Registration Statement.

For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 8.	Exhibits.

Exhibit No.	Exhibit Description
4.1	Amended and Restated Articles (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-239319), filed on June 19, 2020).

4.2	InMed Pharmaceuticals Inc. Amended 2017 Stock Option Plan (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-8 (File No. 333-253912) filed on March 5, 2021).

4.3	Form of Stock Option Agreement pursuant to InMed Pharmaceuticals Inc. Amended 2017 Stock Option Plan (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-8 (File No. 333-253912) filed on March 5, 2021).

4.4	Form of Specific Common Share Certificate (incorporated by reference to Exhibit 4.3 to the Company’s Form S-1 filed on July 13, 2021).

5.1*	Opinion of Norton Rose Fulbright Canada LLP regarding legality of securities being registered.

23.1*	Consent of Marcum LLP

23.2*	Consent of Norton Rose Fulbright Canada LLP (contained in Exhibit 5.1).

24.1*	Power of Attorney (included as part of signature page to this Registration Statement).

107.1*	Calculation of Filing Fee Tables

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, InMed Pharmaceuticals Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, Canada, on December 19, 2024.

INMED PHARMACEUTICALS INC.

By:	/s/ Eric A. Adams
Eric A. Adams
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below, the undersigned officers and directors of InMed Pharmaceuticals Inc., hereby severally constitute and appoint Eric A. Adams and Netta Jagpal, and each of them singly (with full power to each of them to act alone), his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him (or her) and in his (or her) name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his (or her) substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated on December 19, 2024.

Name	Title

/s/ Eric A. Adams	President, Chief Executive Officer and Director
Eric A. Adams	(principal executive officer)

/s/ Netta Jagpal	Chief Financial Officer
Netta Jagpal	(principal financial officer and principal accounting officer)

/s/ Janet Grove	Director
Janet Grove

/s/ Bryan Baldasare	Director
Bryan Baldasare

/s/ Andrew Hull	Director
Andrew Hull

/s/ Nicole Lemerond	Director
Nicole Lemerond

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements to Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement solely in the capacity of the duly authorized representative of InMed Pharmaceuticals Inc. in the United States on December 19, 2024.

By:	/s/ Andrew Hull
Andrew Hull

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